Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2022 with respect to the consolidated financial statements of Core Scientific Holding Co. included in the Registration Statement (Form S-1) and related Prospectus of Core Scientific, Inc. for the registration of up to 70,676,577 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

August 10, 2022